Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES DECISION FROM THE UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

LITTLE ELM, Texas, July 11, 2011—Retractable Technologies, Inc. (NYSE AMEX: RVP) announced today that the United States Court of Appeals for the Federal Circuit (the “Court”) has issued its decision in the appeal of the verdict reached in district court in Retractable Technologies, Inc. and Thomas J. Shaw v. Becton, Dickinson and Company.  The Court reversed the district court’s judgment that Becton, Dickinson and Company’s 3 mL Integra infringed Retractable Technologies, Inc.’s ‘224 patent and ‘077 patent. The court affirmed the district court’s judgment that the 1 mL Integra infringes Retractable Technologies, Inc.’s ‘244 and ‘733 patents. The Court also affirmed the district court’s judgment that the ‘077 patent is not invalid for anticipation or obviousness.  Out of eight principal issues that were contested in the appeal, Retractable Technologies, Inc. and Thomas J. Shaw prevailed on six and Becton, Dickinson and Company prevailed on two.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:
Douglas W. Cowan
Vice President and Chief Financial Officer
(888) 806-2626 or (972) 294-1010